As filed with the U.S. Securities and Exchange Commission on January 31, 2025

Registration No. 333-[__]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOYO Co., Ltd
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Tennoz First Tower F5, 2-2-4

Higashi-shinagawa, Shinagawa-ku

Tokyo, Japan 140-0002
(Address of Principal Executive Offices) (Zip Code)

2024 Share Incentive Plan

(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arila Zhou, Esq.
Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor
New York, NY 10017
Tel: 212-451-2908

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed or furnished by the Registrant with the SEC are incorporated herein by reference in this Registration Statement:

(a)	The Registrant’s prospectus filed with the Commission on December 26, 2024 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1, as amended (File No. 333-283617);

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)	The description of the Registrant’s Ordinary Shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-42153) filed with the Commission on June 28, 2024, including any amendment and report subsequently filed for the purpose of updating that description; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that, unless expressly incorporated into this registration statement, documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Registrant’s Amended and Restated Memorandum and Articles of Association provides that the Registrant shall indemnify each existing or former secretary, director (including alternate director), and other officer of the Registrant (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of the Registrant’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to (a), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative (whether threatened, pending or completed) proceedings concerning the Registrant or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-4, as amended (File No. 333-277779), the Registrant agreed to indemnify each such person and hold him/her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he/her has been made a party or in which he became involved by reason of the fact that he is or was the Registrant’s director or officer. Except with respect to expenses to be reimbursed by the Registrant in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, the Registrant obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan, on 31st day of January, 2025

TOYO Co., Ltd

By:	/s/ Junsei Ryu
Name:	Junsei Ryu
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Junsei Ryu as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Junsei Ryu	Chief Executive Officer, Director and
Junsei Ryu	Chairman of the Board
	(Principal Executive Officer)	January 31, 2025

/s/ Taewoo Chung	Chief Financial Officer and Director
Taewoo Chung	(Principal Financial and Accounting Officer)	January 31, 2025

/s/ Aihua Wang
Aihua Wang	Chief Technology Officer and Director	January 31, 2025

/s/ Alfred “Trey” Hickey
Alfred “Trey” Hickey	Director	January 31, 2025

/s/ Anders Karlsson
Anders Karlsson	Director	January 31, 2025

/s/ Hiroyuki Tahara
Hiroyuki Tahara	Director	January 31, 2025

/s/ June Han
June Han	Director	January 31, 2025

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TOYO Co., Ltd, has signed this registration statement on Form S-8 in the City of Newark, State of Delaware, on January 31, 2025.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director of Puglisi & Associates

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant, adopted by a special resolution passed on March 1, 2024 and effective on July 2, 2024 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-283617) filed on December 5, 2024)
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed on March 8, 2024).
5.1*	Opinion of Harney Westwood & Riegels, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
10.1	2024 Share Incentive Plan, effective on July 1, 2024 (incorporated herein by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 20-F filed on July 8, 2024)
23.1*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.2*	Consent of Marcum Asia CPAs LLP, independent public accountant to the Registrant
23.3*	Consent of Marcum Asia CPAs LLP, independent public accountant to Blue World Acquisition Corporation
24.1*	Power of Attorney (included on the signature page hereto)
107*	Filing Fee Table

*	Filed herewith